As filed with the Securities and Exchange Commission on May 16, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ACUSPHERE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	04-3208947
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Acusphere, Inc.

500 Arsenal Street

Watertown, Massachusetts 02472

(617) 648-8800

(Address of Principal Executive Offices) (Zip Code)

2005 Stock Option and Incentive Plan, as amended

(Full Title of the Plan)

Sherri C. Oberg

President and Chief Executive Officer

Acusphere, Inc.

500 Arsenal Street

Watertown, Massachusetts 02472

(Name and Address of Agent For Service)

(617) 648-8800

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Lawrence S. Wittenberg, Esq.

Michael H. Bison, Esq.

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Tel: (617) 570-1000

Fax: (617) 523-1231

Calculation Of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
2005 Stock Option and Incentive Plan, as amended	1,700,000	$5.76(2)	$9,792,000	$1,048
Common Stock (par value $0.01 per share)
TOTAL:			$9,792,000	$1,048

(1)             In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock which become issuable upon exercise of options granted under the Acusphere, Inc. 2005 Stock Option and Incentive Plan, as amended, by reason of any future stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Acusphere, Inc.

(2)             Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the Common Stock reported on the Nasdaq National Market on May 9, 2006.

(3)             Calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                          Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.                          Registrant Information and Employee Plan Annual Information.

The document containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such document is not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

The following documents filed by Acusphere, Inc. (the “Registrant” or the “Company”) with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)            Our Annual Report on Form 10-K for the year ended December 31, 2005;

(b)           Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

(c)            Our current reports on Form 8-K filed January 6, 2006, February 7, 2006, February 14, 2006, February 17, 2006, February 28, 2006, March 10, 2006, March 15, 2006, March 30, 2006, April 7, 2006, April 12, 2006 and May 11, 2006; and

(d)           The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12(g) of the Exchange Act on September 20, 2003 (File No. 000-50405) and incorporating by reference the information contained in our Registration Statement on Form S-1 (file No. 333-106725), including any amendment or report filed for the purpose of updating that description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interest of Named Experts and Counsel.

Not applicable.

Item 6.                          Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Registrant’s certificate of incorporation provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

The Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or to the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

The Registrant’s certificate of incorporation further provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of the Registrant’s directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

Item 7.                          Exemption from Registration Claimed.

Not applicable.

Item 8.                          Exhibits.

Exhibit No.	Description
4.01(1)	Amended and Restated Certificate of Incorporation
4.02(1)	Amended and Restated By-Laws
4.03(1)	Specimen Certificate for shares of Common Stock of Registrant
5.01	Opinion of Goodwin Procter LLP
23.01	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.02	Consent of Goodwin Procter LLP (included in Exhibit 5.01)
24.01	Power of Attorney (included as part of the signature page to this Registration Statement)

(1)             Incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-106725), as amended

Item 9.                          Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Watertown, Massachusetts on this 16th day of May, 2006.

ACUSPHERE, INC.
By:	/s/ Sherri C. Oberg
Sherri C. Oberg
President and Chief Executive Officer

We, the undersigned officers and directors of Acusphere, Inc., hereby severally constitute and appoint Sherri C. Oberg and John F. Thero and each of them singly, our true and lawful attorneys, with full power to them and each of them to sign for us in our names and in the capacities indicated below, all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Acusphere, Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as they might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date
/s/ Sherri C. Oberg	President and Chief Executive Officer and	May 16, 2006
Sherri C. Oberg	Director (Principal Executive Officer)
/s/ John F. Thero	Senior Vice President and Chief Financial	May 16, 2006
John F. Thero	Officer (Principal Financial and Principal
Accounting Officer)
/s/ Frank Baldino, Jr.	Director	May 16, 2006
Frank Baldino, Jr.
/s/ Garen Bohlin	Director	May 16, 2006
Garen Bohlin
/s/ Sandra Fenwick	Director	May 16, 2006
Sandra Fenwick
/s/ Martyn Greenacre	Director	May 16, 2006
Martyn Greenacre
/s/ Derek Lemke-von Ammon	Director	May 16, 2006
Derek Lemke-von Ammon

Exhibit Index

Exhibit No.	Description
4.01(1)	Amended and Restated Certificate of Incorporation
4.02(1)	Amended and Restated By-Laws
4.03(1)	Specimen Certificate for shares of Common Stock of Registrant
5.01	Opinion of Goodwin Procter LLP
23.01	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.02	Consent of Goodwin Procter LLP (included in Exhibit 5.01)
24.01	Power of Attorney (included as part of the signature page to this Registration Statement)

(1)             Incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-106725), as amended